Exhibit 99.1

SS Innovations Demonstrates Groundbreaking Telesurgery Platform at Company’s First Multi-Specialty Robotic Surgical Conference

Remote coronary artery suturing performed on animal model via SS Innovations’ telesurgery platform

SMRSC 2024 welcomed global medical experts and innovators to explore the future of robotic surgery

Fort Lauderdale, FL., February 1, 2024 - News Direct – SS Innovations International, Inc. (OTC: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, conducted a groundbreaking live telesurgery demonstration at the inaugural SS Innovations Multi-Specialty Robotic Surgical Conference (SMRSC) that was held in Gurugram, Haryana, India on January 19 and 20, 2024. SS Innovations Founder, Chairman and Chief Executive Officer, Dr. Sudhir Srivastava, through SS Innovations’ Telesurgery Platform, performed a remote coronary artery suturing demonstration on an animal model during the conference’s first day to acclaim from the audience of more than 350 participants.

“Our breakthrough technology opens up endless possibilities for conducting remote medical procedures worldwide,” said Dr. Srivastava. “It was an honor to share this innovation through our flagship robotic surgical system, the SSi Mantra™, among a group of global leaders and experts in the field of robotic surgery, and we truly believe the sky is the limit for this application of technology.”

The remote telesurgery demonstration included precisely suturing on a coronary artery less than one millimeter in diameter on a porcine heart model. There was no observable latency, which is an absolute requirement for remote surgeries, and was performed from the conference hotel to the SSI Lab a few kilometers away as attendees watched live. The remote telesurgery was the first of several live, broadcasted surgeries during the conference showcasing the SSi Mantra™ and demonstrating its practical applications across specialties including cardiac, colorectal, urology, gynecology and general surgery, providing attendees with real-time insights from an expert panel of multi-specialty robotic surgeons. Other procedures included a robotic atrial septal defect repair, a radical prostatectomy, a radical hysterectomy, a LIMA Takedown, a radical cystectomy, robotic hernia repairs and a radical nephrectomy, among others.

SMRSC 2024 provided an unparalleled opportunity for participants to explore the future of robotic surgery, with a specific focus on the SSi Mantra™. Panel discussions and scientific sessions featured distinguished international faculty, sharing insights on the future of robotic surgery across the world. Sessions also covered the integration of Artificial Intelligence into surgery, and the pursuit of sustainable telesurgery, among others.

The SSi Mantra™ Surgical Robotic System is the first surgical system to be made in India, and one of the only systems in the world to be cost-effective with broad-spectrum surgical applications including cardiac surgery. It has been granted regulatory approval in India and Guatemala and is clinically validated in more than 40 different types of surgical procedures. More than 650 surgical procedures have been performed using the system to date. SS Innovations has commenced the regulatory approval process in the United States and EU, and anticipates receiving such approvals in the latter half of 2024 -2025 time frame.

For more information about SMRSC, please visit https://www.ssinnovations.com/SMRSC_2024/.

About SS Innovations International, Inc.

SS Innovations International, Inc. (OTC: SSII) is a developer of innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. SSII’s product range includes its proprietary “SSi Mantra™” surgical robotic system, and “SSi Mudra™”, its wide range of surgical instruments capable of supporting a variety of surgical procedures including robotic cardiac surgery. SSII’s business operations are headquartered in India and SSII has plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally. For more information, visit SSII’s website at ssinnovations.com or LinkedIn for updates.

About SSi Mantra™

Supporting advanced, affordable, and accessible robotic surgery, the SSi Mantra™ Surgical Robotic System provides the capabilities for multi-specialty usage including cardiothoracic, head and neck, gynecology, urology, general surgery and more. With its modular arm configuration, 3D 4K vision open-console design and superior ergonomics, the system engages with the surgeon and surgical teams to improve safety and efficiency during procedures. The SSi Mantra™ system has received Indian Medical Device regulatory approval (CDSCO) and is clinically validated in India in more than 40 different types of surgical procedures. The Company has commenced the regulatory approval process with the US Food and Drug Administration (FDA) and EU authorities, and anticipates receiving such approvals in the latter half of 2024 -2025 time frame.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations International’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

For more information:

PCG Advisory

Stephanie Prince

sprince@pcgadvisory.com

(646) 863-6341